          (Letterhead of Cahill Gordon & Reindel)




                       October 12, 1999




Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048

          Re:  Morgan Stanley Dean Witter Select Equity Trust,
               Morgan Stanley High-Technology
               35 Index Portfolio 99-4
               -----------------------------------------------

Gentlemen:

          We have acted as special counsel for you as Depositor of the Morgan Stanley Dean Witter Select Equity Trust, Morgan Stanley High-Technology 35 Index Portfolio 99-4 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated September 30, 1993, and the related Reference Trust Agreement, dated October 12, 1999 (such Trust Indenture and Agreement and Reference Trust Agreement collectively re-ferred to as the "Indenture"), between you, as Depositor, and The Bank of New York, as Trustee, of units of fractional undi-vided interest in said Trust (the "Units") comprising the Units of Morgan Stanley Dean Witter Select Equity Trust, Morgan Stan-ley High-Technology 35 Index Portfolio 99-4. In rendering our opinion expressed below, we have relied in part upon the opin-ions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.

          Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and deliv-ered on behalf of the Depositor and the Trustee and when the Receipt for Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in ac-cordance with their terms, except that enforceability of cer-tain provisions thereof may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-87321) re-lating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such ref-erence does not constitute a consent under Section 7 of the Se-curities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regula-tions of the Commission thereunder.

                                   Very truly yours,



                                   CAHILL GORDON & REINDEL